Exhibit 99.1

FOR IMMEDIATE RELEASE: JUNE 27, 2013

GEOPETRO RECEIVES WRITTEN NOTIFICATION REGARDING THE

RESULTS OF ITS APPEAL HEARING WITH THE NYSE MKT LLC

San Francisco, CA — June 27, 2013 – GeoPetro Resources Company (NYSE MKT: GPR) (“GeoPetro” or the “Company”) today announced that on June 21, 2013, the Company received written notification regarding the results of its appeal hearing held on June 13, 2013, before a Listing Qualifications Panel (the “Panel”) of the NYSE MKT LLC (the “NYSE MKT” or the “Exchange”) regarding the Company’s continued listing on the Exchange in light of the listing standards.

After considering the parties’ presentations at the hearing, the Corporate Compliance Department of NYSE Regulation, Inc. Staff’s (the “Staff”) prior written submission and the Company’s submission presented at the hearing, the Panel unanimously has decided to defer further action on the appeal pending the Panel’s receipt of a report from the Staff (the “Staff’s Report”) regarding the results of the Company’s operations through July 15, 2013.

Should the Staff’s Report conclude that the Company is no longer financially impaired, the delisting proceeding will be dismissed. Should the Staff’s Report not so conclude, the Company will have until the close of business on the second business day after the Company receives the Staff’s Report to submit to the Panel a written response. The Panel thereafter will render its final decision in writing (the “Final Decision”), which writing will serve as the decision in this matter from which any rights of appeal will flow.

About GeoPetro

GeoPetro is an independent oil and natural gas company headquartered in San Francisco, California. GeoPetro currently has projects in the United States and Canada. GeoPetro has developed an oil and gas property in its Madisonville Field Project in Texas. Elsewhere, GeoPetro has assembled a geographically-diversified portfolio of exploratory and appraisal prospects.

Cautionary Note Regarding Forward-Looking Statements

Certain items in this press release and other information GeoPetro provides from time to time may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “target,” “projects,” “contemplates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based upon GeoPetro’s historical performance and on GeoPetro’s current plans, estimates, and expectations in light of information currently available to GeoPetro. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to GeoPetro’s operations, financial results, financial condition, business, prospects, growth strategy, and liquidity. For a discussion of such risks and uncertainties, see “Risk Factors” included in GeoPetro’s Annual Report on Form 10-K. Furthermore, GeoPetro is under no obligation to update or alter any of the forward-looking statements contained in this press release as a result of new information, future events or otherwise, unless required by law.

No stock exchange or regulatory authority has approved or disapproved of the information contained herein.

For further information please contact:

GeoPetro Resources Company	Telephone: (415) 398-8186
Stuart J. Doshi, President & CEO	E-Mail: sdoshi@geopetro.com
Name	Website: www.geopetro.com